Exhibit 10.1

United States of America
Office of Federal Housing Enterprise Oversight (OFHEO)
and
Federal National Mortgage Association (Fannie Mae)

Agreement

The Office of Federal Housing Enterprise Oversight (OFHEO) and the Federal National Mortgage Association (Fannie Mae), as authorized by its Board of Directors (the Board), hereby agree that Fannie Mae shall undertake the following:

I. Accounting

The Board, consistent with its fiduciary duties, shall commence immediately to address the following accounting matters:

1. Controls

(a) The Board shall cause to be conducted a review of internal controls relating to accounting as well as staffing, resources, the quality and routine provision of information to senior management and the Board and the effectiveness of the corporate code of conduct and on any planned revisions to avoid actions that do not support appropriate corporate goals and legal requirements. The Board shall report to and consult with OFHEO on the results of such reviews.

(b) The Board shall report to OFHEO on any planned revisions in the area of accounting for alteration of reporting lines, independence of a function to evaluate models employed in accounting, the role of external auditor and internal procedures (including strengthening the role of the internal auditor) as well as new positions to remedy any determined weaknesses.

(c) The Board shall direct the separation of the function of business planning and forecasting from the controller’s function.

(d) The Board shall direct a separation of modeling and accounting functions.

2. SFAS 91

In addressing SFAS 91, Fannie Mae shall take the following actions:

(a) Fannie Mae will implement a policy for amortization of deferred price adjustments in a manner that requires the company to book the entirety of the company’s modeled catch-up provisions on a quarterly basis, beginning in the fourth quarter of 2004.

(b) In addition, Fannie Mae shall undertake the following:

     (i) Test amortization factors based on methods provided by OFHEO to determine if amortization amounts are based on the estimated lives of the underlying loans and securities;

     (ii) Supply a formal, comprehensive summary of existing methods and practices to actively manage the calculation of amortization;

     (iii) Identify all amounts treated as “acquisitions” within the amortization system that are not premiums, discounts or deferred price adjustments. Other amounts should be subjected to review by the outside accounting firm, referred in section VI. (2) External Assistance and OFHEO Access, for compliance with GAAP, including but not limited to realignment differences, system/methodology conversion adjustments, “on-tops” reported as factor change adjustments and all other “on-tops;”

     (iv) Recalculate amortization for each quarterly period from 1998 to 2004 using parameters provided by OFHEO and submit results to OFHEO;

     (v) Assess the difference between amounts previously recorded and newly calculated amounts for all periods from 1998 through 2004 and provide a comprehensive analysis employing all qualitative factors provided by OFHEO; and,

     (vi) Evaluate the impact of realignment differences related to process and modeling on prior financial statement periods (eg., effect of the security master project).

(c) Fannie Mae shall consult with OFHEO regarding the methods and other matters relating to the implementation of the requirements of this section.

3. SFAS 133

In addressing SFAS 133, Fannie Mae shall take the following actions:

(a) Fannie Mae shall make any changes necessary to comply with SFAS 133 and, accordingly, shall reevaluate accounting treatment going forward for all derivatives.

(b) (i) Beginning the first quarter of 2005, Fannie Mae will cease hedge accounting for any derivatives, including terminated hedges, that do not or did not qualify under SFAS 133 for such treatment. Additionally, Fannie Mae will implement long-haul accounting where applicable for derivative transactions for which hedge accounting has been elected and will accordingly cease use of its current accounting practice for those transactions at that time. This implementation will be subject to review and approval by OFHEO.

(ii) Until implementation of (i) above, Fannie Mae shall:

(A) assure full and appropriate disclosures regarding this agreement and the accounting and internal control issues that are the subject of OFHEO’s examination;

(B) designate a portion of the capital surplus against cumulative ineffectiveness of existing hedge accounting relationships that are currently under review in this section in consultation with and approval by OFHEO;

(C) continue to eliminate hedge accounting relationships associated with offsetting derivative positions; and,

(D) consult with OFHEO regarding implementation of changes, including systems alterations, to its accounting for derivatives employing the long-haul accounting method.

(c) Recalculate and retest historic accounting treatment under SFAS 133 for previously reported financial statements for all quarterly periods from 2001 through 2004 using parameters provided by OFHEO. Fannie Mae shall provide a comprehensive analysis employing all qualitative factors provided by OFHEO;

(d) After recalculation and retesting under (c), report to OFHEO the impact on previously reported quarterly financial statements and resulting effect on regulatory capital; and,

(e) Fannie Mae shall consult with OFHEO for the methods and other matters relating to the implementation of the requirements of this section, including submission of evaluations, testing and recalculations.

4. Other Board Actions

(a) The Board shall cause to be conducted a review of accounting policies and other corporate policies to ensure that they accurately reflect the Board’s objectives in complying with law and regulation and in overseeing the operations of Fannie Mae.

(b) The Audit Committee shall maintain at least one person with sufficient technical expertise to understand the implications of accounting policies to financial statements.

II. Capital

The Board, consistent with its fiduciary obligations, shall cause the company to undertake the following actions in the area of capital:

1. Capital Surplus

(a ) To avoid any impairment of capital, Fannie Mae will establish and maintain a targeted capital surplus over the required minimum capital requirement (subject to conditions and variations approved in advance by the Director) as calculated on a monthly basis by Fannie Mae.

(b) Specifically, Fannie Mae will establish and maintain a capital surplus compliant with the following conditions:

     (i) Effective immediately, Fannie Mae will protect the existing capital surplus to ensure it is maintained at or above the percentage of the required minimum capital requirement at the most recent month-end prior to the date of signing this agreement. In any event, the surplus as a percent of the required minimum capital requirement shall not fall below the amount of capital held as of the date of this agreement and reflective of internally generated month-end August 2004 results.

     (ii) Within 270 days, Fannie Mae will, in accordance with a capital plan developed by Fannie Mae and approved by OFHEO as described in section 2. Capital Plan, achieve and maintain a targeted capital surplus equal to 30% of the required minimum capital requirement. Fannie Mae will maintain this additional capital surplus until the Director determines the requirement should be modified or expire, considering factors such as resolution of the accounting and internal control issues that are the subject of OFHEO’s examination.

2. Capital Plan

Within 45 days, Fannie Mae shall develop and submit to OFHEO a capital plan acceptable to the Director that shall include:

(a) The primary strategies which Fannie Mae will employ to protect the existing capital surplus and achieve the additional targeted capital surplus requirement as specified above, including an assessment of the relative and aggregate contributions of these strategies and actions;

(b) Projections for growth and capital requirements based upon a detailed analysis of Fannie Mae’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c) Contingency plans that identify alternative methods should the primary strategies above be insufficient to achieve and maintain the required surplus; and,

(d) Analysis of proposed or undertaken corporate actions (e.g., payment of common stock or preferred stock dividends) and the impact upon Fannie Mae’s ability to achieve and maintain the capital surplus within specified time frames.

3. Limitation on Certain Corporate Actions

(a) Fannie Mae shall obtain the Director’s prior written approval before engaging in any of the following: any payment made to repurchase, redeem, retire or otherwise acquire any of its shares, including share repurchases; the calling of any preferred stock; the payment of preferred stock dividends above stated contractual rates; or, until Fannie Mae reaches the targeted capital surplus, the payment of common stock dividends in excess of the prior quarter’s dividend. Fannie Mae shall inform OFHEO of any other significant action that is likely to impair the ability of Fannie Mae to manage to the required capital surplus.

(b) Pursuant to 12 U.S.C. 4514(b), Fannie Mae shall submit a written report to the Director after the declaration of any common stock capital dividends and before making the capital distribution. The report shall contain specific information on the amount of the dividend, the rationale for the payment, and the impact on the required capital surplus.

4. Monthly Reports

Fannie Mae will continue to submit to OFHEO month-end minimum capital reports, no later than 30 days after the end of each month. These shall be reconciled to the general ledger and continue to include the official declaration that is currently part of these reports. Fannie Mae will also submit its most current internal weekly management reports and projections detailing growth and other criteria that impact the maintenance of the additional capital surplus. OFHEO will monitor, discuss, and validate these reports on a periodic basis, including determining whether to reduce the capital surplus amount.

III. Organization and Staffing

The Board shall cause to be conducted an independent review of organizational, structural and staffing and control issues, focusing on but not limited to, the CFO, controllers, accounting, audit, financial reporting, business planning and forecasting, modeling and financial standards functions in line with overall enhancement of accounting, controls and fostering a culture of adherence to proper corporate policies and legal and other external requirements. Such review shall include:

(a) lines of reporting,
(b) independence of functions,
(c) segregation of duties,
(d) alignment of functions,
(e) roles and responsibilities,
(f) staff qualifications,
(g) key person dependencies; and,
(h) adequacy of resources.

IV. Compensation

The Board shall cause to be prepared a report to OFHEO on the compensation regime and its relation to strategic plans and their impact on accounting and transaction decisions and any revisions to avoid inappropriate incentives.

V. Governance and Internal Controls

1. Governance Procedures

The Board shall cause to be conducted a review of its governance procedures that will assure timely and appropriate review of accounting and control issues at the company. This review shall address committee structures, resources, reporting requirements, procedures and quality of financial disclosures and potential changes to management and internal systems to meet the Board’s oversight responsibilities. The Board shall report to OFHEO on the results of such review.

2. Chief Risk Officer

The Board shall direct the appointment of a chief risk officer, to be independent of other corporate responsibilities and to have duties crafted in consultation with OFHEO.

3. Internal Auditor Independence

The Board shall take steps to assure the independence of the internal auditor, including the ability of the auditor to report directly to the Audit Committee or the Board.

VI. Other Provisions

1. Presentation of Comprehensive Plan

Within fifteen days of the date of this agreement, the Board shall provide a comprehensive written plan to OFHEO addressing matters of supervisory concern detailed herein. OFHEO will inform the Board of the completeness of such plan and provide its approval or disapproval.

2. External Assistance and OFHEO Access

(a) The Board or its compliance committee shall hire within 45 days an independent counsel and an independent accounting firm, subject to OFHEO’s approval, reporting directly to the Board or committee, to conduct reviews called for in this agreement. The firms shall immediately commence a comprehensive review of the company’s accounting policies and practices to ensure they accurately reflect the Board’s objectives in complying with law and regulation and in overseeing the operations of Fannie Mae.

(b) Such independent legal and accounting firms or other relevant firms shall have full access to books, records, e-mails, staff and resources in conducting their review and making their reports and recommendations.

(c) OFHEO shall have access independent of Fannie Mae to the meet with and review work plans and product of firms, including receipt of interim, draft and final reports, required to be engaged under this agreement and may require meetings of the Board or Fannie Mae with such firms where OFHEO is present. Work product of such firms shall be preserved.

3. Compliance

(a) The Board shall appoint a compliance committee to monitor and coordinate compliance with this agreement. Such committee shall consist of outside directors, at least three in number and one of whom shall serve as chair. The committee and its chair should be prepared to meet with OFHEO representatives.

(b) The Board or committee shall establish a tracking system in consultation with OFHEO that will allow the Board and OFHEO to monitor the implementation and progress under this agreement. Reporting shall be no less frequent than monthly and shall provide for timely reporting of material events.

4. Contacts

Key contacts shall be established at Fannie Mae, at the Board and at OFHEO to assure prompt attention to questions arising under this agreement.

5. Effect of Agreement

(a) This Agreement is binding and may be enforced by OFHEO as a “written agreement” for purposes of 12 USC 4631. This Agreement is effective until modified or terminated in writing by OFHEO.

(b) This Agreement does not supplant any other duties or obligations of the Board and Fannie Mae or affect the authority of other government agencies.

(c) Each provision of this Agreement shall remain effective and enforceable until modified, terminated or suspended in writing by the Director. The Director and Fannie Mae understand that in determining whether to take such steps, consideration shall be given to whether internal controls of Fannie Mae have been enhanced and are consistent with safety and soundness and whether Fannie Mae’s accounting policies and methodology are satisfactory to OFHEO.

6. Savings Clauses

(a) Nothing contained herein precludes additional actions by OFHEO on matters addressed by this Agreement or discovered in the course of carrying forward the actions provided for herein nor action by OFHEO on matters subsequently raised by its ongoing review of Fannie Mae.

(b) In entering into this Agreement, Fannie Mae neither admits nor denies any wrongdoing or any asserted or implied finding in this Agreement.

Agreed to this 27th day of September, 2004.

/s/ Armando Falcon, Jr.	/s/ Ann McLaughlin Korologos

Armando Falcon, Jr.	Ann McLaughlin Korologos
Director	for the Board of Directors
Office of Federal Housing Enterprise Oversight	on behalf of Fannie Mae